Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by and between, on the one hand, Scott Cormack (hereinafter referred to as “Employee”) and, on the other hand, OncoGenex Pharmaceuticals, Inc., a Washington corporation, and OncoGenex Technologies, Inc., a Canadian corporation (these latter two parties hereinafter referred to collectively as “Employer”).

RECITALS

A.    Employee has been employed by Employer pursuant to that certain Employment Agreement dated November 4, 2009, attached hereto as Exhibit A (the “Employment Agreement”). Employee’s employment at Employer terminated on August 1, 2017 (the “Termination Date”).

B.    The Board of Directors (the “Board”) of Achieve Life Sciences, Inc. (formerly OncoGenex Pharmaceuticals, Inc.) (the “Company”), previously approved the Agreement and Plan of Merger and Reorganization, dated as of January 5, 2017 (the “Merger Agreement”), by and among the Company, Achieve Life Science, Inc. (“Achieve”), Ash Acquisition Sub, Inc. (“Merger Sub 1”), and Ash Acquisition Sub 2, Inc. (“Merger Sub 2”), pursuant to which, among other transactions, (i) Merger Sub 1 merged with and into Achieve (the “First Merger”) with Achieve continuing as the surviving corporation in the First Merger as a direct wholly owned subsidiary of the Company (the “Initial Surviving Company”) and (ii) immediately after the First Merger, the Initial Surviving Corporation merged with and into Merger Sub 2 (the “Second Merger”, together with the First Merger, the “Mergers”) with Merger Sub 2 continuing as the surviving entity in the Second Merger as a direct wholly owned subsidiary of the Company, which was renamed “Achieve Life Sciences, Inc.”, upon the terms and subject to the conditions set forth in the Merger Agreement, which Mergers constitute a Change in Control (as defined in the Employment Agreement).

C.    Employer wishes to offer Employee a separation package in exchange for the agreements expressed herein. This Agreement shall set forth the terms and conditions of Employee’s termination and any continuing obligations of the parties to one another following the end of the employment relationship.

D.    Each of the undersigned parties to this Agreement has had ample opportunity to review the facts and law relevant to this issue, has consulted fully and freely with competent counsel of its choice if desired, and has entered this Agreement knowingly and intelligently without duress or coercion from any source. Employee has had a reasonable time in which to consider whether to sign this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.	EMPLOYMENT ENDING DATE, FINAL PAYMENTS AND BENEFITS

Employee’s employment with Employer will end on the Termination Date. After that date, Employee will have no further employment duties to Employer. On the next regularly scheduled payroll occurring after the Termination Date, Employer shall pay Employee all amounts earned up to and including the Termination Date and an amount reflecting accrued PTO, less withholdings and all deductions required by law. Coverage under Employee’s U.S. health benefits plan will continue through the end of the month of the Termination Date and will continue under Employee’s Canadian health benefits plan pursuant to Article 2(e). Information pertaining to continuing health coverage under COBRA will be provided to Employee under separate cover.

2.	PAYMENTS BY EMPLOYER

As provided in the Employment Agreement and in exchange for the promises contained herein, Employer will provide Employee with the following separation pay and benefits:

a)	A gross lump sum severance payment of $1,082,780, less all applicable taxes and withholdings, representing 24 months base pay at the Employee’s current annual salary of $541,390; and

b)	A gross lump sum severance payment of $74,445, less all applicable taxes and withholdings, representing an amount equal to the sum of twelve (12) months of the Employee’s average monthly bonus earnings, based on the monthly average calculated for the 24-month period immediately preceding the Termination Date; and

c)	If the Employee elects continuation of health care coverage under the provisions of COBRA, monthly payments directly to the applicable insurer to cover Employee’s employer and employee portions of monthly premiums for three (3) months under COBRA, plus a lump sum payment of $44,287.35, which is equal to fifteen (15) months of the Employee’s employer and employee portions of monthly premium under COBRA at the rates in effect on the date hereof, currently $2,952.49 per month, less all applicable taxes and withholdings; and

d)	Provided the Employee elects continuation of health care coverage under the provisions of COBRA, an additional lump sum payment, representing the monthly premiums that would be payable for six (6) months under COBRA at the rates in effect on the date hereof, equal to $17,715 USD, less all applicable taxes and withholdings, representing the sum that Employee must pay to receive comparable benefits to the benefits outlined in Section 6(b) of the Employment Agreement and reflecting that 18 months is the maximum COBRA eligibility period (Employee to remain responsible for the payment of premiums for COBRA or other applicable health benefits); and

e)	Twenty-four (24) months of continuing coverage under Employee’s health insurance plans in effect in Canada on the date hereof;

f)	Acceleration of vesting as set forth in Section 4 below; and

g)	Reimbursement in a single, aggregated lump-sum payment, payable on Employer’s payroll as soon as reasonably practicable after June 30, 2018, and in no event later than December 31, 2018, for Employee’s reasonable costs, actually incurred and substantiated by receipts from Deloitte Touche Tohmatsu Limited and/or its affiliates, for preparation and filing of Employee’s 2017 tax returns in all applicable jurisdictions in the United States and Canada.

The severance payment will be made on the next normal payroll date following the Effective Date. The COBRA payment will be made within ten (10) business days after the Employee provides proof of COBRA election.

3.	VALID CONSIDERATION

Employee and Employer agree that execution of this Separation Agreement and Release is required in order for Employee to receive the severance and benefits set forth in the Employment Agreement. In the event Employee fails to abide by the terms of this Agreement, Employer may elect, at its option and without waiver of other rights or remedies it may have, not to pay or provide any unpaid severance or COBRA payments or benefits, and to seek to recover previously paid severance pay, incentive or non-qualified stock options granted and benefits paid. By signing below, Employee acknowledges that upon receipt of the pay and benefits set forth in this Separation Agreement and Release, Employee will have received all compensation and benefits due from Employer, including but not limited to salary, wages, benefits, bonuses, incentive unit awards, approved reimbursable expenses and commissions earned through the Termination Date and all amounts due from Employer for unused vacation time accrued through the Termination Date.

4.	EQUITY

Pursuant to Employee’s stock option and/or restricted stock unit agreements with Employer under certain of the Employer’s Equity Incentive Plans (hereafter collectively referred to as the “Equity Agreements”), Employee was granted options to purchase shares of the Employer’s common stock and restricted stock units (RSUs) which are summarized in Exhibit B. Employee’s stock option and/or restricted stock unit grants will continue to vest according to their terms until the Termination Date. Pursuant to Section 6(d) of the Employment Agreement, effective as of immediately prior to the closing of the Second Merger, Employee will be fully vested in all stock options and RSUs reflected in Exhibit B. Employee’s rights concerning the stock options and/or restricted stock units will continue to be governed by the Equity Agreements. For clarity, the Employee and Employer acknowledge that the Employee will be continuing as a Board member, and as long as Employee is in Continuous Service (as defined in the Equity Agreements), the stock options will remain exercisable in accordance with their terms.

Employee acknowledges that as an executive officer, Employee may have come into possession of material, non-public information regarding the Company and that in accordance with Company’s Insider Trading Policy and applicable law, Employee will not trade in Company securities until the first open trading window following Employee’s cessation of employment, and will not trade in Company securities while otherwise in possession of material nonpublic information. For the six-month period following the Termination Date, Employee is required to report certain transactions involving the securities of the Company and is still subject to laws and regulations regarding “short swing” profit liability.

5.	REAFFIRMATION OF SECTIONS 7 THROUGH 11 OF EMPLOYMENT AGREEMENT

Employee hereby acknowledges Employee’s continuing obligations to Employer under Sections 7 through 11 of the Employment Agreement, attached as Exhibit A hereto, including with respect to confidentiality, inventions, non-solicitation, non-compete and non-disparagement. Employee further confirms that Employee will deliver to Employer all documents and data of any nature containing or pertaining to such Confidential Information and that Employee has not taken or retained any such documents or data or any reproduction thereof as of the Termination Date.

6.	COMPLETE RELEASE OF CLAIMS

Employee expressly waives and releases all claims against Employer (“Employer” shall include, for purposes of this release, all parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, and representatives of Employer), whether known or unknown, which existed or may have existed at any time up to the Effective Date of this Agreement, including claims related in any way to Employee’s employment with Employer or the ending of that relationship. This release includes, but is not limited to, all claims for wages, bonuses, employment benefits, vacation pay, profit-sharing, commissions, stock, stock options, termination benefits, or damages of any kind whatsoever, arising under any legal theory, including tort, contract, discrimination, retaliation, harassment, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law against Discrimination, or any other legal limitation on or regulation of the employment relationship. Specifically, the compensation and benefits described in this letter will be provided to Employee by Employer on the basis that such compensation and benefits are in satisfaction of all of Employer’s obligations to Employee (including any statutory obligations in respect of vacation pay, termination pay and severance pay under applicable law in the United States and Canada and contractual obligations pursuant to the Employment Agreement) and in lieu of additional actual notice of termination.

Employee represents that, as of the Effective Date, Employee has not filed any complaints, charges or lawsuits against Employer with any governmental agency or any court. Nothing in this Agreement shall prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement, Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint. Nor will this waiver and release preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement prevents Employee from reporting any violations to the Securities and Exchange Commission or any other federal or state agency. Employee is waiving his right to any monetary recovery from the Employer if any governmental agency or entity pursues any claims on Employee’s behalf; however, this Release Agreement does not preclude Employee from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission. Employee represents and warrants that Employee is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released by this Section and that Employee has not assigned, transferred, or disposed of the rights released in this Section in fact, by operation of law, or in any manner to any third party. Employee represents and warrants that Employee has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained in this Section. Employee hereby acknowledges that Employee is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, Employee hereby agree to expressly waive any rights Employee may have to that effect. Employee and the Employer do not intend to release claims that Employee may not release as a matter of law, including but not limited to claims for indemnity, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below. Nothing in this Section shall prohibit or impair Employee or the Employer from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act. Nothing in this Section shall be deemed to waive Employee’s indemnification rights, including, without limitation, under that certain Indemnification Agreement in effect on the date hereof between Employer and Employee, or any claims for enforcement of this Agreement.

7.	NO ADMISSION OF WRONGDOING

This Agreement shall not be construed as an admission by Employee or Employer of any wrongful act and Employee and Employer each specifically disclaim any liability to each other.

8.	RETURN OF PROPERTY

Employee confirms that Employee has returned or will immediately, upon the Termination Date, return to Employer, other than the Employee’s iPhone and Surface Pro computer in Employee’s possession, all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from Employer or any of its current or former employees or generated by Employee in the course of employment. Employee confirms that Employee has deleted or will immediately, upon the Termination Date, delete all electronic data and files pertaining to Employee’s job or Employer’s business operations, existing on Employee’s personal computers, other personal electronic devices, and on any email account maintained or accessible by Employee, excluding only data and files pertaining exclusively to Employee’s compensation or benefits with Employer.

9.	BREACH OR DEFAULT

Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

10.	SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

11.	ENTIRE AGREEMENT

Except for the Stock Option Agreements and Sections 7 through 11 of the Employment Agreement, which shall remain in effect, this Agreement sets forth the entire understanding between Employee and Employer and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Employer, the employment relationship and the termination of that relationship. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative of Employer concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

12.	GOVERNING LAW

This Agreement will be governed by and construed exclusively in accordance with the laws of the state of Washington without reference to its choice of law principles. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in the state or federal courts located in King County, in the state of Washington.

13.	CONFIDENTIALITY

The contents, terms and conditions of this Agreement must be kept confidential by Employee and may not be disclosed except to Employee’s spouse, accountants, tax advisors or attorneys or as otherwise required by law. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

14.	KNOWING AND VOLUNTARY AGREEMENT; ADEA WAIVER

Employee agrees that Employee has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Employee might have against Employer. Employee agrees that Employee has not relied upon any representations or statements not set forth herein or made by Employer’s agents or representatives. Finally, Employee agrees that Employee has been advised to consult with an attorney prior to executing the Agreement, and that Employee has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source. Employee agrees that Employee has been provided the opportunity to consider for forty-five (45) days whether to enter into this Agreement, and has voluntarily chosen to enter into it on this date. If accepted, signed Agreement is to be returned to:

John Bencich

OncoGenex Pharmaceuticals, Inc.

19820 North Creek Parkway, Suite 201

Bothell, WA 98011

This offer, if not accepted by Employee, will become null and void forty-five (45) days after it was presented to Employee. Employee may revoke this Agreement for a period of seven (7) days following the execution of this Agreement. If Employee elects to revoke this Agreement, Employee must do so within the 7-day revocation period by providing written notice of intent to revoke to John Bencich at address above or to jbencich@oncogenex.com. If not revoked, this Agreement shall become effective following expiration of the seven (7) day revocation period (“Effective Date”).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

OncoGenex Pharmaceuticals, Inc.	Scott Cormack

By:

Its: President & CEO

Dated:	Dated:

EXHIBIT A

Employment Agreement

EXHIBIT B

Equity Summary